Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ford Motor Credit Company LLC Registration Statement Nos. 333-223639 and 333-229519 on Form S-3

We hereby consent to the incorporation by reference in the aforementioned Registration Statements of Ford Motor Credit Company LLC of our report dated February 5, 2020, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in composition of reportable segments discussed in Note 16, which is as of April 28, 2020 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Ford Motor Credit Company’s Current Report on Form 8‑K dated April 28, 2020.

/s/ PricewaterhouseCoopers LLP

Detroit, Michigan
April 28, 2020